[Interra Logo]


1997 Proxy Statement


NOTICE OF ANNUAL MEETING


March 31, 1997


To Our Stockholders,

  You are cordially invited to attend the Annual Meeting of Stockholders of Interra Financial Incorporated (formerly Inter-Regional Financial Group, Inc.) The meeting will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota on Wednesday, April 30, 1997, at 3:00 p.m.

  This booklet contains your official notice of the 1997 Annual Meeting and a Proxy Statement describing the matters to be acted upon. Whether or not you plan to attend the Annual Meeting in person, we urge you to participate by reading the Proxy Statement and promptly returning your signed proxy card.

                         Sincerely,

                         Irving Weiser
                         --------------------------
                         Irving Weiser
                         Chairman, President and Chief Executive
                         Officer

Official Notice of 1997 Annual Meeting of Stockholders

  The 1997 Annual Meeting of Stockholders of Interra Financial Incorporated ("Interra" or the "Company") will be held in the Scandinavian Ballroom of the Radisson Plaza Hotel, 35 South 7th Street, Minneapolis, Minnesota at 3:00 p.m. on Wednesday, April 30, 1997, for the following purposes:

1.  To elect ten directors to hold office for the ensuing year;

2. To ratify the selection of KPMG Peat Marwick LLP as the Company's independent auditors for the fiscal year ending
  December 31, 1997; and

3. To transact such other business as may properly come before the meeting or any adjournments thereof.

  Only holders of record of Interra's Common Stock at the close of business on March 3, 1997, will be entitled to receive notice of and to vote at the meeting. A list of such holders is available for examination by any stockholder for any purpose germane to the meeting at the Company's Minneapolis headquarters.

                           By Order of the Board of Directors

                           Carla J. Smith
                           --------------------------
                           Carla J. Smith
                           Secretary


Minneapolis, Minnesota
March 31, 1997

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS WEDNESDAY, APRIL 30, 1997

  This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Interra Financial Incorporated ("Interra" or the "Company") for use at the 1997 Annual Meeting of Stockholders and any adjournment thereof. This Proxy Statement and the accompanying proxy card are being mailed on or about March 31, 1997, to holders of record of shares of Interra's common stock, par value $.125 per share (the "Common Stock"), as of the close of business on March 3, 1997. If the enclosed proxy card is completed, signed and returned prior to the meeting, it will be voted as specified. Any stockholder who signs and returns a proxy may revoke it at any time before it is voted by giving written notice to the Secretary of Interra at its Minneapolis headquarters.

  On March 3, 1997, Interra had outstanding 12,241,020 shares of Common Stock. Each holder of record of such shares as of the close of business on March 3, 1997, will be entitled to one vote for each share held on such date on all matters being presented at the meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth information concerning the beneficial ownership of Interra's Common Stock by directors and director nominees named herein, by the executive officers of Interra named in the Summary Compensation Table and by all directors and executive officers of Interra as a group. Except as otherwise indicated, such information is provided as of March 3, 1997, and the named beneficial owner possesses sole voting and investment power with respect to all shares. No person or group is known by Interra to own beneficially five percent or more of its Common Stock.

                                        Amount and Nature            Percent
                              Title of    of Beneficial                 of
Name of Beneficial Owner       Class       Ownership                  Class
-----------------------------------------------------------------------------
John C. Appel................. Common    138,912 (1)(2)(3)              1.1%
J. Evans Attwell.............. Common      7,000 (1)                      *
Susan S. Boren................ Common     12,158 (1)(4)                   *
F. Gregory Fitz-Gerald........ Common     18,500 (1)                      *
Louis C. Fornetti............. Common     23,755 (2)(3)(5)                *
William A. Johnstone.......... Common     25,000 (6)                      *
Walter F. Mondale............. Common        300                          *
Daniel J. Reuss............... Common     22,778 (1)(2)(3)                *
C.A. Rundell, Jr.............. Common     10,500 (1)                      *
Robert L. Ryan................ Common     11,000 (1)                      *
Arthur R. Schulze, Jr......... Common     22,965 (1)(4)                   *
J. Scott Spiker............... Common     12,402 (1)(2)(3)                *
Irving Weiser................. Common    273,579 (1)(2)(3)(7)           2.2%
All directors and executive
 officers as a group
 (17 persons)................. Common    599,597 (1)(2)(3)(4)(5)(6)(7)  4.9%

* Less than 1%

(1) Includes the following number of shares issuable upon exercise of currently exercisable options granted pursuant to the Company's 1986 Stock Option Plan or 1996 Stock Incentive Plan:
Mr. Appel,  50,250; Mr.  Attwell, 2,000;  Ms. Boren,  11,000; Mr.
Fitz-Gerald, 11,000; Mr. Reuss, 6,835; Mr. Rundell, 9,500; Mr. Ryan, 9,500; Mr. Schulze, 11,000; Mr. Spiker, 3,810; Mr. Weiser, 145,650; and all directors and executive officers as a group (17 persons), 263,095.

 (2) Includes the following number of shares held under the Company's Retirement Plan and allocated to the following individuals' accounts as of March 3, 1997: Mr. Appel, 14,741; Mr. Fornetti, 73; Mr. Reuss, 3,787; Mr. Spiker, 267; Mr. Weiser, 17,684; and all directors and executive officers as a group (17 persons), 45,573. As of March 3, 1997, a total of 4,041,785 shares of Common Stock, or 33 percent of the outstanding, were held in the Retirement Plan. Voting of shares held in the Retirement Plan is passed through to the participating employees. Participating employees are also entitled to determine, on a confidential basis, whether shares held in the Plan for their benefit will be tendered in a tender or exchange offer. Vested shares held in the Retirement Plan for participating employees may be distributed subject to in-service loan and distribution rules or after certain events of maturity (separation from service, death or disability).

 (3) Includes the following number of shares credited to the account of such executive officer pursuant to the Company's Executive Deferred Compensation Plan: Mr. Appel, 41,626; Mr. Fornetti, 5,382; Mr. Reuss, 9,663; Mr. Spiker, 8,325; Mr. Weiser, 56,510; and all directors and executive officers as a group (17 persons), 121,506. As of March 3, 1997, 311,844 shares of Common Stock, or 2.5 percent of the outstanding shares, were credited to the accounts of participants in the Executive Deferred Compensation Plan. Shares are credited to the accounts of executives participating in the Executive Deferred Compensation Plan annually following payment of bonuses for the preceding year. All shares held in the Executive Deferred Compensation Plan will be voted by the trustee of the related trust in its sole discretion on all matters. Participants are not entitled to encumber or borrow against shares credited to their accounts under the Executive Deferred Compensation Plan. All shares held in the Executive Deferred Compensation Plan are subject to the claims of Interra's general unsecured creditors in the event of its insolvency or bankruptcy. Each participating senior executive must elect prior to the beginning of each year in which a bonus is earned whether the shares purchased with the deferred portion of such bonus and the vested portion of any related employer-matching contributions will be distributed during employment or following retirement.

 (4) Includes the following number of restricted shares received in lieu of cash compensation pursuant to the Company's 1996 Stock Incentive Plan or 1994 Restricted Stock Plan for Non-Employee Directors: Ms. Boren 858; Mr. Schulze, 1,715; and all directors and executive officers as a group (17 persons), 2,573. Voting of restricted shares is passed through to the participating directors. Participants are not entitled to dispose of or pledge shares held pursuant to the plan until such shares are fully vested, and unvested shares are subject to forfeiture in certain circumstances. Shares granted under the 1996 Stock Incentive Plan become fully vested on the first anniversary of the date of grant. Shares granted under the 1994 Restricted Stock Plan for Non-Employee Directors become fully vested over a four-year period with 20 percent, an additional 30 percent and the remaining 50 percent becoming vested on each of the second, third and fourth anniversaries, respectively, of the grant date.

 (5) Includes 18,300 shares of restricted stock issued to Mr. Fornetti upon commencement of his employment. Fifty percent of such shares became vested on December 31, 1996 and the remaining 50 percent of such shares vest on December 31, 1997, subject to acceleration in certain circumstances. Mr. Fornetti is not entitled to dispose of or pledge unvested shares, and such shares are subject to forfeiture in certain circumstances until fully vested. Mr. Fornetti is, however, entitled to vote and receive distributions on all 18,300 of such shares.

 (6) Shares of restricted stock issued to Mr. Johnstone upon commencement of his employment. Twenty-five percent of such shares became vested on December 31, 1996 and the remaining seventy-five percent vest in equal annual increments on December 31, 1997, 1998 and 1999. Mr. Johnstone is not entitled to dispose of or pledge unvested shares, and such shares are subject to forfeiture in certain circumstances until fully vested. Mr. Johnstone is, however, entitled to vote and receive distributions on all 25,000 of such shares.

 (7) Includes 4,200 shares held in trust accounts for the benefit of Mr. Weiser's children for which Mr. Weiser has sole voting and dispositive power and 4,000 shares held in the estate of Mr. Weiser's deceased father for which Mr. Weiser, as co-executor and co-trustee, has shared voting and dispositive power. Excludes 420 shares beneficially owned by Mr. Weiser's spouse and disclaimed by Mr. Weiser.


COMPLIANCE WITH SECTION 16(A) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires directors and executive officers and all persons who beneficially own more than 10 percent of the outstanding shares of the Company's Common Stock to file with the Securities and Exchange Commission and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of such Common Stock. Executive officers, directors and greater-than-10-percent beneficial owners are also required to furnish the Company with copies of all Section 16(a) forms they file. To the Company's knowledge, based upon a review of the copies of such reports and written representations that no other reports were required, during the fiscal year ended December 31, 1996, all Section 16(a) filing requirements applicable to directors, executive officers and greater-than-10-percent beneficial owners were satisfied.


PROPOSAL 1 - ELECTION OF DIRECTORS

NOMINEES

  Ten individuals have been nominated for election to the Company's Board of Directors at the 1997 Annual Meeting of
Stockholders to  hold office  until the  next annual  meeting  of stockholders or until their successors are duly elected and qualified (except in the case of earlier death, resignation or removal). Three of the nominees for election are officers of Interra and its subsidiaries, Dain Bosworth Incorporated ("DBI") and Rauscher Pierce Refsnes, Inc. ("RPR").

  The accompanying proxy is intended to be voted FOR the election of the nominees named below, unless authority to vote for one or more of such nominees is withheld as specified in the proxy card. If an executed proxy card is returned and no instruction is given, the shares of Common Stock represented by that proxy will be voted in favor of such election. If an executed proxy card is returned and authority to vote with respect to any or all of the nominees is withheld as specified in the proxy card, the shares of Common Stock represented by that proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the total number of shares voted with respect to such nominee or nominees, but will not be considered to have been voted in favor of such nominee or nominees.

  The accompanying proxy may not be voted for more than ten directors. The affirmative vote of a majority of the shares of Common Stock represented at the meeting and entitled to vote is required for the election of each director. Cumulative voting is not permitted. In the event that any nominee becomes unable or unwilling to serve as a director for any reason, the accompanying proxy will be voted by the named persons in their best judgment. The Board of Directors has no reason to believe that any nominee will be unable or unwilling to serve as a director if elected.

  Each nominee has furnished the following information with respect to his or her principal occupations or employment during the last five years and his or her directorships of other companies subject to the reporting requirements of the Exchange Act or the Investment Company Act of 1940, as amended.

[PICTURE]

JOHN C. APPEL
President and
Chief Executive Officer
Dain Bosworth Incorporated

John C. Appel, 48, was named Chief Executive Officer of DBI in February 1997. Mr. Appel has been President and Chief Operating Officer of DBI since 1994 and an Executive Vice President of Interra since 1990. Mr. Appel served as Chief Financial Officer of Interra from 1986 to 1994 and as Chief Financial Officer of DBI from 1990 to 1994. Prior to joining Interra as its Chief Financial Officer in 1986, Mr. Appel was a partner with the accounting firm of Deloitte Haskins & Sells (now Deloitte & Touche). Mr. Appel has been a director of Interra since 1995. Mr. Appel also serves as a director of Smith Breeden Associates, a registered investment adviser.

[PICTURE]

J. EVANS ATTWELL
Of Counsel
Vinson & Elkins L.L.P.

  J. Evans Attwell, 65, is Of Counsel to the Houston-based law firm of Vinson & Elkins LLP. He was a partner in the firm from 1965 through 1995 and served as its Managing Partner from 1981 through 1991. Mr. Attwell has been a director of Interra since 1996. Mr. Attwell also serves as a director of American General Corporation and Seagull Energy Corporation.

[PICTURE]

SUSAN S. BOREN
President
Trillium Advisors, Inc.

Susan S.  Boren, 50,  is President  of Trillium  Advisors, Inc. a
firm she founded in 1996 to advise executives and boards on the strategic integration of leadership, governance and organizational values. From 1981 through 1995, Ms. Boren was an executive with Dayton Hudson Corporation in financial, human resource and operating roles. Ms. Boren has been a director of Interra since 1993. Ms. Boren also serves as a director of Valspar Corporation.

[PICTURE]

F. GREGORY FITZ-GERALD
President
The ANSR Company, LLC

F. Gregory Fitz-Gerald, 55, is President of The ANSR Company, LLC, a private company engaged in investment research using genetic algorithms and evolutionary computation. From 1991 to 1995, Mr. Fitz-Gerald was a private investor and financial consultant. Previously, he held senior executive positions with Commercial Credit Company and Primerica Corporation, American Express Company, American Express Credit Corporation, and Merrill Lynch & Co., Inc. Mr. Fitz-Gerald has been a director of Interra since 1987.

[PICTURE]

WILLIAM A. JOHNSTONE
President
Chief Executive Officer
Rauscher Pierce Refsnes, Inc.

William Johnstone, 52, has been the President and Chief Executive Officer of RPR, and a director of Interra, since June 1996. Prior to that time, Mr. Johnstone was a partner in the Minneapolis-based law firm Dorsey & Whitney, LLP, where he was a member of the Policy and Management Committees and was the head of the Finance and Commercial Group.

[PICTURE]

WALTER F. MONDALE
Partner
Dorsey & Whitney, LLP

Walter F. Mondale, 69, has been nominated to stand for election as a director of Interra at the 1997 Annual Stockholders' Meeting. Mr. Mondale currently is a partner with the Minneapolis-based law firm of Dorsey & Whitney, LLP. From 1993 through 1996, Mr. Mondale was the U.S. Ambassador to Japan. He was the Democratic Party's nominee for President in 1984, Vice President of the United States from 1976 to 1980, a U.S. Senator from 1964 to 1976, and Attorney General for the State of Minnesota from 1960 to 1964. Mr. Mondale also serves as a director of Northwest Airlines, the Mayo Foundation and CNA Financial Corp.

[PICTURE]

C. A. RUNDELL, JR.
Private Investor
Financial Consultant
Rundell Enterprises

C. A. Rundell, Jr., 65, has been a private investor and financial consultant, doing business as Rundell Enterprises, since he retired as the Chairman of the Board, President and Chief Executive Officer of Cronus Industries in 1988, positions that he had held since 1977. Mr. Rundell has been a director of Interra since 1994. Mr. Rundell also serves as chairman of NCI Building Systems, Inc., as chairman and interim chief executive officer of Tyler Corporation and as a director of Tandy Brands Accessories, Inc.

[PICTURE]

ROBERT L. RYAN
Senior Vice President
Chief Financial Officer
Medtronic, Inc.

Robert L. Ryan, 53, has been Senior Vice President and Chief Financial Officer of Medtronic, Inc. since 1993. Prior to joining Medtronic, he had been Vice President, Finance, and Chief Financial Officer of Union Texas Petroleum Corp. since 1984. Mr. Ryan has been a director of Interra since 1994. Mr. Ryan also is a director of TECO Energy, Inc., Tampa Electric Company, and United HealthCare Corporation.

[PICTURE]

ARTHUR R. SCHULZE, JR.
Former Vice Chairman of the Board
General Mills, Inc.

Arthur R. Schulze, Jr., 66, retired from his position as Vice Chairman of the Board of General Mills, Inc. in 1993, a position he had held since 1989. He previously served as Executive Vice President of General Mills, Inc. and President of its Grocery Products Food Group. Mr. Schulze has been a director of Interra since 1987. Mr. Schulze is also a director of Sealright Co., Inc.

[PICTURE]

IRVING WEISER
Chairman, President and Chief Executive Officer,
Interra Financial Incorporated
Chairman,
Dain Bosworth Incorporated and
Rauscher Pierce Refsnes, Inc.

Irving Weiser, 49, has been Interra's Chairman since 1995, Chief Executive Officer since 1990 and President since 1985. Mr. Weiser has also been Chairman of DBI since 1990, and Chairman of RPR since 1995. From 1990 to February 1997, Mr. Weiser held various other executive positions with each of DBI and RPR, including serving as DBI's Chief Executive Officer and Acting Chief Executive Officer of RPR. Prior to 1985, Mr. Weiser was a partner in the law firm of Dorsey & Whitney, LLP. Mr. Weiser has been a director of Interra since 1985.

BOARD OF DIRECTORS COMMITTEES AND MEETINGS

  The Company's Board of Directors has an Audit Committee and a Compensation and Organization Committee. The Audit Committee reviews and monitors the Company's accounting policies and control procedures, recommends the engagement of the independent auditors, reviews the scope of the audit, and generally assists the Board in fulfilling its fiduciary responsibilities relating to accounting, financial and reporting policies and practices. The Compensation and Organization Committee approves the policies for and structure and amount of compensation of the Company's senior executives, and consults with the Company's Chief Executive Officer and Board of Directors concerning organizational matters. The Compensation and Organization Committee also administers the Company's 1986 Stock Option Plan, 1996 Stock Incentive Plan, and Executive Deferred Compensation Plan. The Compensation and Organization Committee also acts as the Board's nominating committee by reviewing new Board candidates and recommending annually the slate of directors for approval by the Board of Directors and stockholders. The Committee will consider qualified Board nominees recommended by stockholders. Any stockholder wishing to recommend a nominee must submit such person's name and a summary of his or her qualifications in writing to the Secretary of the Company at least 30 days prior to the stockholder meeting at which such nomination would be considered and acted upon.

  The Audit Committee, on which Messrs. Fitz-Gerald (chairman), Rundell and Attwell served, held five meetings in 1996. The Compensation and Organization Committee, on which Messrs. Schulze (chairman) and Ryan and Ms. Boren served, held seven meetings in 1996. The Board of Directors met five times in 1996. During 1996, no director, other than Ms. Boren, attended fewer than 75 percent of the meetings of the Board and Committees upon which such director served. Ms. Boren attended seven of twelve total meetings (58 percent) for the year.

COMPENSATION

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

Compensation Philosophy

  The Compensation and Organization Committee of the Board of Directors (the "Committee") approves the policies for and structure and amount of compensation of the Senior Executives, including the Chief Executive Officer and the other executive officers of the Company named in the accompanying Summary Compensation Table. The Committee's goal is to establish compensation programs that will attract and retain highly qualified executives and provide an incentive to such executives to focus their efforts on the Company's long-term strategic goals by aligning their financial interests closely with long-term stockholder interests. The Committee is composed entirely of independent directors.

  The most significant component of the Company's Senior Executive compensation program is cash remuneration in the form of base salaries and annual discretionary bonuses. Bonuses are determined based upon the performance of the Company, the individual executive, and his or her operating unit and employing company during the fiscal year. They are awarded early in the following year. In evaluating performance, financial, nonfinancial and long-term strategic objectives are considered. Base salaries generally represent a relatively small portion of the Senior Executives' total cash compensation and are average relative to comparable firms in the industry. Bonuses make up a significant portion of the Senior Executives' total cash compensation (as much as 85.7 percent for 1996). The Committee believes that basing a substantial portion of a Senior Executive's compensation on performance motivates the executive to perform at the highest possible level.

  As a central component of the Company's Senior Executive compensation program, the Committee annually awards Senior Executives options to acquire shares of the Company's Common Stock. The Committee believes that stock options provide a highly efficient form of compensation from both a cost and an accounting perspective, and that such awards provide an incentive to achieve the Company's longer-term strategic goals by aligning the long-term financial interests of the Senior Executives with those of the Company's stockholders.

  The level of options awarded to each Senior Executive is linked to performance in that the award is generally determined by applying a Long-Term Incentive Percentage to the amount of total cash compensation approved by the Committee for such Executive. The range of Long-Term Incentive Percentages (currently 8 to 20 percent of a Senior Executive's total cash compensation) was established with a goal of providing long-term compensation opportunities to the Senior Executives competitive with those of the executives of other well-performing regional brokerage firms. The percentages were initially approved by the Committee based upon the recommendation of an independent firm of management compensation consultants. They are reviewed periodically by management and the Committee for appropriateness and competitiveness.

  An additional component of the Company's Senior Executive compensation program is the Executive Deferred Compensation Plan (the "Deferred Plan"). The Deferred Plan is a voluntary, non-tax-qualified, deferred compensation plan that encourages Senior Executives to invest their own capital in the Company's Common Stock. Under the Deferred Plan, each Senior Executive may elect, prior to the beginning of a fiscal year, to defer up to 30 percent of his or her discretionary bonus compensation earned for that year. The deferred amount may be invested either in shares of the Company's Common Stock or in an alternate fixed income investment, but the participating Senior Executive will receive a matching contribution from his or her employing company only on amounts invested in Company Common Stock. For 1996, such matching contribution was set at a level equal to 50 percent of the deferred bonus amount. Participating Senior Executives vest in matching contributions after four years of continued service, subject to acceleration upon death, permanent disability, retirement under certain conditions or a change in control of the Company.

  The Committee believes that the stock option and Deferred Plan components of the Company's Senior Executive compensation program have increased and will continue to increase over time the levels of stock ownership of the Company's Senior Executives. This aligns the interests of those persons with the greatest ability to affect the Company's financial results closely with the interests of the Company's stockholders. The Committee also believes that significant levels of stock ownership and ownership potential will assist the Company in retaining the services of the Senior Executives.

Determination of 1996 Senior Executive Compensation

  The Committee met three times to determine annual discretionary bonuses and long-term incentive compensation for the Senior Executives for 1996. In preparation for these meetings, the Committee reviewed the overall profitability, growth and financial performance of the Company, its subsidiaries and their various business lines.

  Chief Executive Officer Compensation. In determining Mr. Weiser's bonus, the Committee reviewed four key factors it had identified to measure profitability and growth. With respect to profitability, the Committee reviewed the Company's 1996 earnings and return on average equity; and with respect to growth, it reviewed the three-year compounded growth rates in the Company's revenues and stock price. The Committee then reviewed similar information for the most recently available periods for a selected group of comparable publicly held regional brokerage firms. All of such firms are included in the Regional Sub-Index of the Financial Service Analytics Brokerage Stock Price Index used in the accompanying Comparative Stock Performance graph. In reviewing the overall performance of the Company and its subsidiaries relative to the performance of such other companies the Committee gave equal weight to all four key factors.

  The Committee also reviewed data from the most recent publicly available proxy statements for certain of such comparable firms in order to determine competitive compensation levels for other chief executive and chief operating officers within the industry. The Committee compared this information to the relative performance of such firms based on the factors referred to above. The Committee also compared the Company's financial performance during 1996 against the objectives set by management and the Board of Directors at the beginning of the year. Based on this information, the Committee determined a compensation range that it believed fairly reflected the Company's overall and relative financial performance and was reasonably competitive with other comparable firms in the industry.

  The Committee then reviewed the specific nonfinancial objectives established for Mr. Weiser by the Board of Directors at the beginning of the year and evaluated Mr. Weiser's performance with respect to such objectives. The Committee also considered Mr. Weiser's service as RPR's acting Chief Executive Officer for the first six months of 1996.

  After  consideration   of  all   of  the  above  financial  and
nonfinancial performance factors, the Committee, in its discretion, determined the amount of Mr. Weiser's annual bonus. After approval of the bonus, the Committee determined Mr. Weiser's stock option award level based on the application of his Long-Term Incentive Percentage to his total cash compensation as described above.

  Compensation of Other Senior Executives. The Committee approved individual bonus amounts for each Senior Executive other than Mr. Weiser following a presentation by Mr. Weiser of his evaluation of the Senior Executive's individual, departmental and company performance and his bonus recommendation for such Senior Executive. In developing his evaluations of and bonus recommendations for the Senior Executives, Mr. Weiser obtained advice from other appropriate individuals, including Mr. Appel with respect to DBI Senior Executives and Mr. Johnstone with respect to RPR Senior Executives. Mr. Weiser reviewed with the Committee information concerning the revenues, contributions and profit margins of each of the business lines over the prior three years, and similar information available to the Company for a select group of regional firms. Mr. Weiser also summarized for the Committee the performance of each Senior Executive relative to the financial and nonfinancial objectives established for such Senior Executive at the beginning of the year. The Committee was also provided historical compensation information prepared by a third-party organization for a group of 15 to 20 regional brokerage firms, including the group of comparable publicly held regional firms referred to above, for background on competitive salary levels within the industry and reviewed the more current publicly available proxy statement information with respect to certain officers of the group of comparable publicly held regional firms.

  After  the   Committee  approved  the  Senior  Executive  bonus
amounts, stock option award levels were determined by application of the Long-Term Incentive Percentages to total cash compensation as described above.

  The Committee also reviews and approves the terms of specific compensation arrangements being entered into by the Company and/or its subsidiaries with certain Senior Executives from time to time, as well as promotions and other changes in the roles and responsibilities of Senior Executives. The terms of Mr. Johnstone's offer of employment were among the specific compensation arrangements approved by the Committee during 1996. The Committee also approved Mr. Weiser's recommendation to promote Mr. Appel to Chief Executive Officer of DBI in February 1997 and to increase his base salary from $175,000 to $200,000 for 1997 to reflect such change. The Committee believes that such arrangements are consistent with the Company's overall compensation philosophy.

  Application of Section 162(m). Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code") generally limits corporate deductions to $1,000,000 for compensation paid to each named Senior Executive during a calendar year. Regulations under
Section 162(m) permit stock options to be excluded from compensation if certain conditions are met. Because the Company's stock option plans satisfy these conditions, and because of the voluntary deferrals made pursuant to the Deferred Plan, no named Senior Executive received compensation during calendar 1996 which exceeded $1,000,000 for purposes of Section 162(m). In determining bonus amounts for 1996 to be paid during calendar 1997, the Committee determined it was appropriate in order to achieve the goals of the Company's compensation program as described in this report to authorize a bonus payment to Mr. Weiser which, when combined with his 1997 base salary, would result in compensation above the deductibility limitation of
Section 162(m). The Company will forego the corporate compensation deduction for all amounts that exceed the Section 162(m) limit.

Arthur R. Schulze, Jr., Chairman
Susan S. Boren
Robert L. Ryan
Members of the Compensation and
Organization Committee

SUMMARY COMPENSATION TABLE

  The following table summarizes, for each of the last three fiscal years, the compensation paid to or earned by and awarded to the Chief Executive Officer and each of the four other most highly compensated executive officers of Interra serving at December 31, 1996.

                                                 Long-Term
                                                Compensation
                                             ----------------------
                        Annual Compensation         Awards
                        -------------------- ----------------------
                                                         Securities
                                                         Underlying   All Other
Name & Principal                              Retricked    Options/    Compen-
   Positions      Year   Salary  Bonus(1)(2)    Stock       SARs(1)   sation(3)
----------------- ----  -------- -----------  ---------  ----------  ----------
Irving Weiser,(4) 1996  $250,000 $1,500,000         -       23,000    $248,882
Chairman, Pres.   1995  $250,000   $800,000         -       24,300    $167,338
& CEO, Interra;   1994  $250,000   $525,000         -       49,500    $105,688
Chairman, DBI
and RPR

John C. Appel,(4) 1996  $175,000   $950,000         -       11,100    $167,806
Pres. & CEO, DBI; 1995  $175,000   $625,000         -       13,900    $132,688
Exec. VP, Interra 1994  $175,000   $425,000         -       33,000     $77,457

Louis C.
Fornetti,(5)      1996  $175,000   $575,000         -        6,400     $95,750
Exec. VP & CFO,   1995   $73,580   $400,000    18,300       37,500           -
Interra;          1994         -          -         -            -           -
Pres. & CEO,
Clearing Services

J. Scott
Spiker,(6)        1996  $150,000   $400,000         -        3,600     $83,382
Pres. & CEO,      1995  $150,000   $225,000         -        4,300     $39,365
Advisory          1994  $110,000   $190,000         -       10,050     $75,000
Services
Exec. VP, Interra

Daniel J.
Reuss(7)          1996  $130,625   $300,000         -        2,300     $47,806
Sr. VP,           1995  $120,000   $238,500         -        3,300     $46,988
Controller        1994  $120,000   $180,000         -        4,050     $29,400
& Treas.,
Interra; Exec.
VP, DBI


 (1) Awarded with respect to such year in January or February of the following year. See "Report of Compensation Committee on Executive Compensation - Compensation Philosophy." All options are 10-year options, vesting over four years, having an exercise price equal to the fair market value per share of Common Stock on the date of grant. Option numbers have been adjusted to reflect a three-for-two split of the Company's Common Stock effected December 20, 1995.

 (2) For 1996, 1995 and 1994, respectively, includes the following amounts voluntarily deferred pursuant to the Executive Deferred Compensation Plan: Mr. Weiser, $450,000, $240,000 and $127,500; Mr. Appel, $285,000, $187,500 and $127,500; Mr.
Fornetti (1996 only), $172,500;  Mr. Spiker (1996 and 1995 only),
$120,000  and  $67,500;  and  Mr.  Reuss,  $45,000,  $47,700  and
$36,000. The Executive Deferred Compensation Plan is a voluntary, non-tax-qualified, deferred compensation plan in which the Senior Executives of the Company and/or its subsidiaries may participate. Under the Plan, each participating Senior Executive may elect, prior to the beginning of a fiscal year, to defer up to 30 percent of his or her discretionary bonus for that year. The deferred amounts may be invested either in shares of the Company's Common Stock or in an alternate fixed income investment, but the participating Senior Executive will only receive a matching contribution from his or her employing company on amounts invested in shares of the Company's Common Stock. The employer-matching contribution was equal to 50 percent of the deferred amount for 1996 and 1995 and 33 1/3 percent of the deferred amount for 1994. Senior Executives vest in employer-matching contributions after four years (subject to acceleration in certain events) and are immediately vested with respect to deferred bonus amounts.

 (3) Represents for each of 1996, 1995 and 1994, respectively: (a) contributions in the following aggregate amounts made during the fiscal year ended December 31 by the Company and/or its subsidiaries pursuant to the Company's Profit Sharing and Stock Bonus Plans (which were merged to create the Company's Retirement Plan effective January 1, 1997) and Deferred Compensation Plan for Excess Contributions (which was terminated for compensation earned after December 31, 1994): Mr. Weiser,
$14,382, $47,338  and $63,230;  Mr. Appel,  $15,806, $38,938  and
$34,999; Mr. Spiker (1996 and 1995 only), $14,382 and $5,615; and
Mr. Reuss,   $15,806,  $25,414  and  $17,412;  and  (b)  matching
contributions in the following amounts made by the Company and/or its subsidiaries pursuant to the Executive Deferred Compensation Plan on bonus amounts earned by such executives for the fiscal year ended December 31, but voluntarily deferred: Mr. Weiser, $225,000, $120,000 and $42,458; Mr. Appel, $142,500, $93,750 and
$42,458; Mr.  Fornetti (1996 only), $86,250; Mr. Spiker (1996 and
1995 only),    $60,000  and  $33,750;  and  Mr.  Reuss,  $22,500,
$23,850 and $11,988. The Retirement Plan is a broad-based plan in which all employees of the Company and its subsidiaries may participate (subject to certain eligibility requirements). Under the Retirement Plan, the Company and each participating subsidiary annually contributes a percentage of all participants' eligible compensation. The board of directors of each company determines the level of such company's contribution to the Retirement Plan, subject to a 3-percent minimum contribution. In addition, participating employees receive employer-matching contributions at a rate of 40 percent on voluntary, before-tax contributions of up to 5 percent of their eligible compensation (subject to federal tax law limitations) made by such employees to their accounts under the Plan. Participants vest in employer contributions after five years of continuous employment with the Company.

 (4) Mr. Weiser also served as acting President and Chief Executive Officer of RPR from October 1995 until June 1996, when Mr. Johnstone was named to such position, and as Chief Executive Officer of DBI until February 1997, when Mr. Appel was named to such position.

 (5) Mr. Fornetti became Executive Vice President and Chief Financial Officer of the Company effective July 17, 1995. He was appointed to the additional post of President and Chief Executive Officer of Interra Clearing Services Inc. in September 1996. For a description of the terms of Mr. Fornetti's compensation arrangements, see "Compensation Arrangements With Named Executive Officers" below.

 (6) Mr. Spiker was appointed President and Chief Executive Officer of Interra Advisory Services Inc. in January 1995. He was promoted from Senior Vice President to Executive Vice President of the Company in May 1996. For a description of the terms of Mr. Spiker's compensation arrangements, see "Compensation Arrangements With Named Executive Officers" below.

(7) Mr. Reuss was renamed Senior Vice President, Treasurer and Controller of the Company in May 1996, positions he held prior to being named Executive Vice President and Chief Financial Officer of DBI in January, 1995. The Chief Financial Officer position was eliminated at DBI in May 1996 as part of the shared services strategy. Mr. Reuss continues to serve as Executive Vice President of DBI.

Options and Stock Appreciation Rights

  The following tables summarize option grants made to the Interra executive officers named in the Summary Compensation Table with respect to the year ended December 31, 1996, option exercises by such persons during the year ended December 31, 1996, and the potential realizable value of the options held by such persons at December 31, 1996. No stock appreciation rights ("SARs") have been granted to any of the named persons.



  Option/SAR Grants With Respect to Year Ended December 31, 1996
                           Individual Grants
----------------------------------------------------------------
                            % of Total
                            Options/SARs
                 Number of   Granted to
                Securities   Employees
                Underlying     with       Exercise
               Options/SARs   Respect    Base Price   Expiration
Name            Granted(1)    to 1996  (per share)(1)    Date
----------------------------------------------------------------
Irving Weiser      23,000       7.6%        $42.75     2/4/2007

John C. Appel      11,100       3.7%        $42.75     2/4/2007

Louis C. Fornetti   6,400       2.1%        $42.75     2/4/2007

J. Scott Spiker     3,600       1.2%        $42.75     2/4/2007

Daniel J. Reuss     2,300       0.8%        $42.75     2/4/2007

                          Potential Realizable Value
                           At Assumed Annual Rates
                         of Stock Price Appreciation
                             for Option Term (2)
                       --------------------------------
Name                      5% ($69.64)   10% ($110.88)
-----------------      --------------------------------
Irving Weiser             $618.361       $1,567,047

John C. Appel             $298,426         $756,271

Louis C. Fornetti         $172,066         $436,048

J. Scott Spiker            $96,787         $245,277

Daniel J. Reuss            $61,836         $156,705


 (1) Options granted February 4, 1997, based upon 1996 total cash compensation. See "Report of Compensation Committee on Executive Compensation - Compensation Philosophy." All such options become exercisable as follows: 20 percent on February 4, 1999; an additional 30 percent on February 4, 2000; and the remaining 50 percent on February 4, 2001. Exercise price is equal to the closing price per share of Interra's Common Stock as reported on the New York Stock Exchange.

 (2) Represents potential gains based on annual compound stock price appreciation of 5 percent and 10 percent from the date of grant until the expiration date. The amount in parentheses indicates what the price would be for one share of Interra Common Stock on the expiration date at such rates of appreciation. The amounts given represent assumed rates of appreciation only. Actual gains, if any, on option exercises will depend on future performance of the Interra Common Stock and overall stock market conditions.

          Aggregate Option/SAR Exercises During Year Ended
             December 31, 1996 and Value of Options/SARs
                       Held at December 31, 1996
-----------------------------------------------------------------
                                           Number of Unexercised
                                           Securities Underlying
                                            Options/SARs Held at
                      Shares                  December 31, 1996
                     Acquired     Value          (Exercisable/
Name               on Exercise  Realized(1)   Unexercisable) (2)
-----------------------------------------------------------------
Irving Weiser         7,000      $154,581       89,750 / 158,550

John C. Appel         6,150      $105,060       25,950 /  83,350

Louis C. Fornetti         -             -            - /  37,500

J. Scott Spiker           -             -        1,200 /  13,150

Daniel J. Reuss         500        $7,125        4,075 /  11,175


                             Value of Unexercised
                            In-the-Money Options/
                             SARs at December 31,
                              1996 (Exercisable/
Name                         Unexercisable)(1)(2)
-----------------          -------------------------
Irving Weiser               $2,163,229 / $2,765,333

John C. Appel                 $560,416 / $1,436,519

Louis C. Fornetti                    - /   $556,238

J. Scott Spiker                $17,300 /   $203,203

Daniel J. Reuss                $98,257 /   $182,321


 (1) "Value" has been determined based upon the difference between the per-share option exercise price and closing price of Interra Common Stock on the New York Stock Exchange on the date of exercise or December 31, 1996.

 (2) Does not include the number or value of unexercisable options granted subsequent to December 31, 1996, included in the Option Grant table above.


COMPENSATION ARRANGEMENTS WITH NAMED EXECUTIVE OFFICERS

  The Company has entered into written agreements with certain of the Interra executive officers named in the Summary Compensation table. Mr. Louis C. Fornetti was named Executive Vice President, Treasurer and Chief Financial Officer of the Company effective July 17, 1995. In September, 1996, he was appointed to the additional position of Chief Executive Officer of Interra Clearing Services Inc., formerly Regional Operations Group, Inc. ("Clearing Services"). Under the terms of his offer of employment, Mr. Fornetti's annualized base salary was set at $175,000. He was guaranteed a bonus of $400,000 for 1995 and a minimum combined base and bonus of at least $500,000 for 1996, assuming that he remained employed by the Company and performed in a satisfactory and ethical manner. In addition, upon commencement of his employment, Mr. Fornetti was granted 10-year, non-qualified options to purchase 37,500 shares of the Company's Common Stock at a purchase price of $20.417 per share and was issued 18,300 restricted shares of the Company's Common Stock to compensate for comparable long-term incentive payments he would have been eligible to receive from his former employer. The options become vested 20 percent on July 31, 1997, an additional 30 percent on July 31, 1998, and the remaining 50 percent on July 31, 1999, assuming Mr. Fornetti is still employed on such dates. Fifty percent of Mr. Fornetti's restricted shares became vested on December 31, 1996, and the balance will vest on December 31, 1997. Unvested restricted shares are subject to forfeiture in the event Mr. Fornetti resigns from or abandons his position with the Company or is terminated for misconduct. Mr. Fornetti's vesting with respect to such unvested shares is also subject to acceleration in the event that Mr. Fornetti dies or becomes disabled, his employment is terminated by the Company for reasons other than misconduct, or there is a change in control of the Company.

  Mr. Spiker joined the Company as Senior Vice President and Director of Strategic Planning and Corporate Development on February 1, 1994. In January 1995, he was appointed President and Chief Executive Officer of Interra Advisory Services Inc., formerly IFG Asset Management Services, Inc. ("Advisory Services"). Under the terms of Mr. Spiker's offer of employment, he was guaranteed a total cash compensation for 1994 of $300,000 assuming that certain conditions were satisfied. In addition, upon commencement of his employment, Mr. Spiker was paid $75,000 pursuant to a loan agreement that provided that the Company would forgive such amount in equal installments of $25,000 on each of March 1, 1995, 1996, and 1997 if he was still employed by the Company on such dates. Mr. Spiker was also granted 10-year, non-qualified options to purchase 6,000 shares of the Company's Common Stock at a purchase price of $20.833 per share. Such options became vested 20 percent on February 1, 1996 and an additional 30 percent on February 1, 1997. The remaining 50 percent becomes vested on February 1, 1998, assuming Mr. Spiker is still employed as of such date.

COMPENSATION OF DIRECTORS

  Interra's non-employee director compensation currently consists of (a) base compensation in the amount of $15,000 per year; (b) $1,000 for attendance at each Board of Directors or Committee meeting; (c) an additional $1,800 per year for each of the chairman of the Audit Committee and the chairman of the Compensation and Organization Committee; and (iv) per diem compensation of $500 per half day or $1,000 per whole day for significant additional time spent on Company matters beyond the scope of normal preparation for and attendance at Board and Committee meetings. In addition, in order to provide additional incentive for its non-employee directors to serve for significant periods, Interra has entered into retirement agreements with each of such directors. Such agreements provide that, upon retirement from the Board after at least five years of service as a director, a non-employee director will be paid an annual retainer fee for the number of years served (up to a maximum of ten years). The amount of the retainer is determined by multiplying the annual base compensation rate in effect at the time of retirement by a percentage equal to 10 percent for each fiscal year served (up to a maximum of ten years).

  Pursuant to the 1986 Stock Option Plan and 1996 Stock Incentive Plan, each non-employee director of Interra has also been automatically granted, upon each election or reelection to the Board of Directors, a five-year, non-qualified option to purchase 2,000 shares of Interra's Common Stock which vests in full six months after the date of grant. Such options are granted with an exercise price equal to the closing price per share of Interra Common Stock as reported on the New York Stock Exchange.

  Additionally, pursuant to the 1996 Stock Incentive Plan, non-employee directors have been offered the opportunity to elect to receive restricted shares of Interra Common Stock in lieu of all or 50 percent of the $15,000 annual base compensation referred to above. Directors who have elected to participate in the Plan received restricted shares of Interra Common Stock having a market value, based on the closing sale price per share of Interra Common Stock on the New York Stock Exchange, equal to 110 percent of the base compensation foregone. The restricted shares become fully vested on the first anniversary of the date of grant. Such vesting is accelerated in the event the participating director dies, becomes disabled or retires in accordance with Interra's then-current Board retirement policy or upon a change in control of Interra.

CERTAIN TRANSACTIONS

  DBI and RPR are broker-dealers who extend credit from time to time under Federal Reserve Regulation T to certain of the Company's directors and executive officers and members of their immediate families. All such loans are made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and do not involve more than normal risk of collectability or present other unfavorable features.

  Under the terms of Mr. Spiker's offer of employment, he was paid $75,000 pursuant to a loan agreement providing that $25,000 of such amount would be forgiven on each of March 1, 1995, 1996 and 1997, if Mr. Spiker were still employed on such dates. Such loan has now been forgiven in full. See "Other Compensation Arrangements with Named Executive Officers."

COMPARATIVE STOCK PERFORMANCE

  The graph below compares the cumulative total stockholder return on Interra's Common Stock for the last five fiscal years with the cumulative total return on the S&P 500 Stock Index and the Regional Sub-Index of the Financial Service Analytics Stock Price Index (the "FSA Index") over the same period (assuming the investment of $100 in each on December 31, 1991, and the reinvestment of all dividends). The graph also shows the cumulative total return determined on the same basis over such five-year period on the Regional Sub-Index of the Lipper Analytical Brokerage Stock Price Index (the "Lipper Index"), the index the Company has shown in prior years' Proxy Statements. The Company determined to change its industry index this year based on the desire to obtain more cost-effective and responsive service.


      COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN AMONG
     INTERRA FINANCIAL, S&P 500 INDEX, FSA REGIONAL INDEX AND
                       LIPPER REGIONAL INDEX
                              FISCAL YEAR ENDED DECEMBER
                        ---------------------------------------
                        1991   1992   1993   1994   1995   1996
                        ----   ----   ----   ----   ----   ----
Interra Financial       $100   $108   $170   $140   $242   $344

S&P 500 Index            100    108    118    120    165    203

FSA Regional Index       100    111    145    124    183    284

Lipper Regional Index    100    112    147    124    177    295


 (1) Total return calculations on the FSA Index were performed by Financial Service Analytics, Inc. and total return calculations on the Lipper Index were performed by the Lipper Analytical Securities Corporation. The FSA Index is composed of 15 publicly held regional securities firms, including Interra. The Lipper Index is composed of 14 publicly held regional securities firms, including Interra. Each index has been weighted based upon the market capitalizations of such firms in accordance with Securities and Exchange Commission rules.

 (2) Total return calculations on the S&P 500 Index were performed by Standard & Poor's Compustat Services, Inc.


Proposal 2 -Ratification of Appointment of Auditors

  The Board of Directors, based upon the recommendation of its Audit Committee, has appointed KPMG Peat Marwick LLP as independent auditors to audit the consolidated financial statements of Interra and its subsidiaries for the current fiscal year ending December 31, 1997, and to perform other appropriate accounting services and recommends that the stockholders of Interra ratify that appointment. KPMG Peat Marwick LLP has audited Interra's financial statements for the fiscal years ended December 31, 1989 through 1996. Representatives of KPMG Peat Marwick LLP will be present at the 1997 Annual Meeting, will have an opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions from stockholders.

  The affirmative vote of a majority of the outstanding shares of Interra Common Stock present and entitled to vote at the 1997 Annual Meeting is required to approve Proposal 2 ratifying the appointment of KPMG Peat Marwick LLP. Proxies will be voted in favor of Proposal 2 unless otherwise specified. If an executed proxy card is returned and no instruction is given, the shares of Common Stock represented by such proxy will be voted in favor of Proposal 2. If an executed proxy card is returned and the stockholder has abstained from voting on Proposal 2, the shares of Interra Common Stock represented by such proxy will be considered present at the meeting for purposes of determining a quorum and for purposes of calculating the total vote with respect to Proposal 2, but will not be considered to have been voted in favor of Proposal 2.

Deadline for Submission of Stockholder Proposals

  Any proposal by a stockholder which may properly be presented at the next annual meeting of Interra's stockholders must be received at Interra's principal executive offices, Dain Bosworth Plaza, 60 South Sixth Street, P.O. Box 1160, Minneapolis, Minnesota 55440-1160, not later than December 1, 1997.

General

  The Board of Directors does not know of any other business to come before the 1997 Annual Meeting of Stockholders. If any other matters are properly brought before the meeting, however, the persons named in the accompanying form of proxy will vote such proxy in accordance with their best judgment.

  The entire cost of soliciting proxies for the 1997 Annual Meeting will be borne by Interra. In addition to soliciting proxies by mail, officers, directors and other regular employees of Interra or its subsidiaries may solicit proxies on behalf of the Board of Directors in person or by telephone. Interra will also request that brokers or other nominees who hold shares of Common Stock in their names for the benefit of other persons forward proxy materials to, and obtain voting instructions from, the beneficial owners of such stock at Interra's expense.

  Your cooperation in giving this matter your immediate attention and in returning your proxy promptly will be appreciated.

By Order of the Board of Directors

Carla J. Smith
-----------------------
Carla J. Smith
Secretary
March 31, 1997

[Interra Logo]
Dain Bosworth Plaza
60 South Sixth Street
P.O. Box 1160
Minneapolis, Minnesota  55402-1160
(612) 371-7750

Upon written request, Interra Financial Incorporated will furnish, without charge, to persons solicited by this Proxy Statement a copy of its Annual Report on Form 10-K (excluding exhibits) filed with the Securities and Exchange Commission for its fiscal year ended December 31, 1996. Requests should be addressed to Interra Financial Incorporated, P.O. Box 1160, Minneapolis, Minnesota 55440-1160, Attention: Carla J. Smith, Secretary.

APPENDIX A

[INTERRA LOGO]  PROXY  P.O. Box 1160, Minneapolis, MN  55440-1160

                THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. The undersigned hereby appoints Irving Weiser and Louis C. Fornetti, and each of them, with power to appoint a substitute, to vote all shares the undersigned is entitled to vote at the Annual Meeting of Stockholders of Interra Financial Incorporated to be held on April 30, 1997, and at all adjournments thereof, as specified below on the matters referred to and in their discretion upon any other matters which may be brought before the meeting.
----------------------------------------------------------------------------
1. Election of Directors   __ For all nominees listed   __ Withold Authority
                              below (except as marked      to vote for all
                              to the contrary)*            nominees listed
                                                           below

   J.C. Appel, J.E. Attwell, S.S. Boren, F.G. Fitz-Gerald, W.A. Johnstone, W.F. Mondale, C.A. Rundell, Jr., R.L. Ryan, A.R. Schulze, Jr., and I. Weiser

 * (Instruction: To withold authority to vote for any individual nominee, draw a line through that nominee's name.)
----------------------------------------------------------------------------
2. Ratification of appointment of auditors   __ For   __ Against  __ Abstain
----------------------------------------------------------------------------
3. Discretionary authority to vote on any other business that may properly come before the meeting.

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR all nominees named in Item 1 and FOR Proposals 2 and 3.

Please sign exactly as name appears below: When shares are held by joint tenants, both must sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                        Signature                   ________________________

                        Signature (if held jointly) ------------------------

                        Dated:  ____________________, 1997.